Exhibit 3.1

ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78)

1.  Name of Corporation:

MICHAEL LAMBERT INC.

2.  Resident Agent Name and Street Address:

RITA S. DICKSON
1261 AMBASSADOR DRIVE, PO BOX 33894, Reno, Nevada 89523

3.  Shares:

Number of shares with par value: 150,000,000 Common / Par Value: $0.001
Number of shares without par value: -0-

4.  Names & Addresses of Board of Directors/Trustees:

Robert Kremer
121 INTERPARK, SUITE 104, SAN ANTONIO, TEXAS 78216

5.  Purpose:

The purpose of this Corporation shall be: GENERAL BUSINESS

6.  Name, Addresses and Signatures of Incorporator:

Carey G. Birmingham                      /S/Carey G. Birmingham
20022 CREEK FARM, SAN ANTONIO, TEXAS 78259

7.  Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.

Authorized Signature of R.A. or On Behalf of R.A. Company	Date